As filed with the Securities and Exchange Commission on May 2, 2005

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or 12(g) of

The Securities Exchange Act of 1934

COMMUNITY FINANCIAL SHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	36-4387843
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

357 Roosevelt Road Glen Ellyn, Illinois	60137
(Address of Principal Executive Offices)	(ZIP Code)

(630) 545-0900

(Registrant Telephone Number,

including Area Code)

Securities to be registered under Section 12(b) of the Exchange Act:

None

Securities to be registered under Section 12(g) of the Exchange Act:

Common Stock, no par value per share

(Title of Class)

CROSS-REFERENCE SHEET BETWEEN FORM 10-K AND ITEMS OF FORM 10

I. INFORMATION INCLUDED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2004 AND INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT ON FORM 10

Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of the our Annual Report on Form 10-K for the year ended December 31, 2004. None of the information contained in our Annual Report shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item No.	Caption	Incorporated by Reference to:
1.	Business	Pages 2 to 7 of our Annual Report (Item 1)

2.	Financial Information	Pages 9 to 48 of our Annual Report (Items 6, 7 and 7A)

3.	Properties	Page 8 of our Annual Report (Item 2)

4.	Security Ownership of Certain Beneficial Owners and Management	Pages 55 to 56 of our Annual Report (Item 12)

5.	Directors and Executive Officers	Pages 50 to 52 of our Annual Report (Item 10)

6.	Executive Compensation	Pages 52 to 55 of our Annual Report (Item 11)

7.	Certain Relationships and Related Transactions	Page 57 of our Annual Report (Item 13)

8.	Legal Proceedings	Page 8 of our Annual Report (Item 3)

9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters	Pages 8 to 9 of our Annual Report (Item 5)

13.	Financial Statements and Supplementary Data	Pages 29 to 48 of our Annual Report (Item 8)

14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	Page 49 of our Annual Report (Item 9)

15.	Financial Statements and Exhibits	Page 58 of our Annual Report (Item 15)

II. INFORMATION NOT INCLUDED IN OUR ANNUAL REPORT

Item 11.	Description of Registrant’s Securities to be Registered.

Under our Certificate of Incorporation, the total number of shares of stock which the Company has authority to issue is 900,000 shares of stock with no par value per share. The Certificate of Incorporation also eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty, but it does not cover the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal or obtaining an improper personal benefit.

The holders of Company stock have the right to receive, pro rata, such dividends as are declared by the Board of Directors out of funds legally available therefor. In the event of liquidation of the Company the holders of Company stock shall be entitled to receive, pro rata, all the remaining assets available for distribution to stockholders. Each outstanding share of Company stock shall entitle the holder thereof one vote on all matters which are to be voted on, including the election of directors. Voting on all matters is non-cumulative. A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a meeting of stockholders. The affirmative vote of a majority of all shares of the Company entitled to vote permits (1) the amendment, alteration, change or repeal of the Certificate of Incorporation; (2) the adoption of a merger or consolidation with or into another corporation; (3) the sale, lease or other exchange of all or substantially all the assets of the Company; or (4) the dissolution of the Company. Stockholders have or will have appraisal rights in connection with a merger or consolidation, but will not have appraisal rights in the event of a sale of all or substantially all of the Company assets.

Item 12.	Indemnification of Directors and Officers.

Directors, officers, employees and agents of the Company or persons serving at the request of the Company as directors, officers, employees or agents of another corporation or organization are entitled to indemnification as expressly permitted by Delaware law. Generally Delaware law provides for indemnification against expenses or losses when the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COMMUNITY FINANCIAL SHARES, INC.

By:	/s/ SCOTT W. HAMER
Name:	Scott W. Hamer
Title:	Vice President and Chief Financial Officer

Date: April 29, 2005

EXHIBITS INDEX

		EXHIBIT NUMBER	EXHIBIT
Item 3.	Articles of Incorporation and By-Laws	3.1	Certificate of Incorporation of Community Financial Shares, Inc. (incorporated by reference to Annex B to the Company’s Registration Statement on Form S-4, File No. 333-46622, filed September 26, 2000).

		3.2	Bylaws of Community Financial Shares, Inc. (incorporated by reference to Annex B to the Company’s Registration Statement on Form S-4, File No. 333-46622, filed September 26, 2000).

Item 4.	Instruments defining the rights of security holders, including indentures	4.1	Certificate of Incorporation of Community Financial Shares, Inc., is included in Item 3.1.

		4.2	Bylaws of Community Financial Shares, Inc., is included in Item 3.2.

		4.3	Community Bank–Wheaton/Glen Ellyn Non-Qualified Stock Option Plan, as amended effective April 29, 1999 (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000).*

Item 10.	Material Contracts	10	Form of Community Bank Directors Retirement Plan as executed by each Director of the Company (incorporated by reference to Exhibit 10 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2000).*

Form of change of control letter agreement with certain officers. (Incorporated by reference from Community Financial Shares, Inc., Form 10-QSB for the quarterly period ended June 30, 2002, Exhibit 10.)*

Item 21.	Subsidiaries of the Issuer	**21	Subsidiaries of the Company.

Item 31.	Certification of the Issuer	**31.1	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes- Oxley Act of 2002.

		**31.2	Certification pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes- Oxley Act of 2002.

Item 32.	Section 1350 Certifications	**32.1	Certification of CEO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

		**32.2	Certification of CFO pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

		**99.1	Form 10-K

*	Denotes management contract or compensatory plan.
**	Exhibit filed herewith.